UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: February 8, 2007
(Date of earliest event reported)
McAFEE, INC.
(Exact Name of Registrant as specified in Charter)

Delaware	Commission File No.:	77-0316593
(State or other Jurisdiction	001-31216	(I.R.S. Employer Identification No.)
of incorporation)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On February 8, 2007, McAfee, Inc. (“McAfee” or the “Registrant”) issued a press release announcing its preliminary unaudited results for the fourth quarter and full year 2006 and furnished the press release on Form 8-K. Subsequent to the announcement of its financial results, McAfee determined that it would record an additional non-cash compensation charge in the fourth quarter of 2006 of approximately $1.8 million, associated with the acceleration of unvested stock options held by George Samenuk, McAfee’s former chief executive officer. The charge will reduce GAAP net income by approximately $1.1 million, net of tax, but will not impact previously disclosed GAAP net income per share (basic and diluted), previously disclosed non-GAAP net income, or previously disclosed non-GAAP net income per share (diluted).
     As previously disclosed, notwithstanding the acceleration of Mr. Samenuk’s outstanding McAfee stock options on February 6, 2007, the board of directors did not further extend the post-employment exercise period for the stock options held by Mr. Samenuk. Accordingly, all such stock options have expired. However, claims Mr. Samenuk might have with respect to the expired stock options have not been released by him.
     During the first two quarters of 2006, certain current and former US employees exercised discounted options to purchase McAfee common stock. These discounted stock options are the result of McAfee making the preliminary determination that the measurement dates for certain option grants will be revised based on the results of its investigation into its stock option practices. The exercise prices of such stock option grants were lower than the market price of McAfee’s common stock on the revised measurement dates. McAfee believes that the exercise of certain discounted options will result in the imposition of unanticipated tax liabilities on certain current and former US employees under Internal Revenue Code Section 409A as amended. Therefore, on February 23, 2007, McAfee’s board of directors approved participation in a voluntary program under Internal Revenue Service Announcement 2007-18, whereby McAfee will pay these taxes on behalf of the impacted current and former US employees. Current and former executive officers and directors are specifically excluded from the program. McAfee will provide notice to the current and former employees who are affected by the program on or before March 15, 2007. McAfee’s preliminary estimate of the pre-tax costs for this program is $1.0 to $3.0 million, and it expects the costs to be recorded in the applicable periods of exercise. This cash charge will reduce both GAAP and non-GAAP net income per share (basic and diluted). The estimate is subject to audit and the final review and completion of McAfee’s restatement. McAfee considers this program to be a one-time event, limited in scope to certain current and former US employees only, and it has no obligation to provide relief for past, current or future liabilities incurred by any other parties who have exercised or who may exercise discounted options.
     As previously disclosed, the fourth quarter and full year 2006 results are preliminary because McAfee has determined that it will need to restate its historical financial statements to record additional non-cash charges for stock-based compensation expense over a ten year period. Also as previously disclosed, McAfee expects that the aggregate non-cash charges that will result from the restatement will likely be in the range of $100 million to $150 million. Further, in addition to non-cash charges for stock-based compensation, McAfee expects there to be related tax effects and other expenses incurred and other adjustments recorded as a result of the restatement. These adjustments could also affect the preliminary results announced by the Registrant on February 8, 2007, which were presented without taking into account any adjustments which may be required as a result of the restatement. Accordingly, all results previously reported should be considered preliminary until McAfee files its annual report on Form 10-K for the year ended December 31, 2006.
     McAfee intends to file its restated financial results and related periodic reports as soon as practicable.
     This Form 8-K contains forward-looking statements which include those regarding the expected cash and non-cash charges for stock-based compensation, related tax effects and other expenses incurred and adjustments recorded as a result of the restatement of McAfee’s historical financial statements, the anticipated costs associated with McAfee’s program to pay additional taxes and gross up payments to employees and certain former employees who exercised discounted options in 2006; the anticipated timing for McAfee’s filing of its Form 10-K for the full year 2006. Actual results could vary perhaps materially and the expected results may not occur. In particular, McAfee may be required to make adjustments to its unaudited preliminary quarterly and full year 2006 results in addition to its financial results previously reported for prior periods, as a result of its investigation into its stock option grant practices. The forward-looking statements contained in this Form 8-K are also subject to other risks and uncertainties, including those more fully described in McAfee’s filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2005, its first quarter 2006 quarterly report filed on Form 10-Q and its current reports filed on Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCAFEE, INC.
Date: March 2, 2007	By:	/s/ Eric F. Brown
Eric F. Brown
Chief Operating Officer and Chief Financial Officer

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